                                                                EXHIBIT 8.1

                    [LETTERHEAD OF SULLIVAN & CROMWELL]

                                                             August 7, 1997

Western Bancorp
     4100 Newport Place, Suite 900,
          Newport Beach, California 92660.

Ladies and Gentlemen:

     We have acted as tax counsel to Western Bancorp, a California corporation ("Western"), in connection with the merger (the "Merger") of Bank of Los Angeles, a California corporation ("BKLA"), with and into Santa Monica Bank, a California banking corporation and wholly-owned subsidiary of Western ("SMB"), pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of July 16, 1998, by and among Western, SMB, and BKLA (the "Merger Agreement"). Unless otherwise indicated, capitalized terms used herein have the meanings given to such terms in the Registration Statement on Form S-4 (Registration No. 333-57759) filed with the Securities and Exchange Commission on August 11, 1998 (the "Registration Statement").

     For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that: (i) the Merger will be completed in the manner set forth in the Merger Agreement and the Registration Statement; and (ii) the representations contained in the letters of representation from Western and BKLA, both dated August 7, will be true and complete at the Effective Time.

     Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion under presently applicable United States Federal income tax law that:

          1.   The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the
     "Code").

          2. No gain or loss will be recognized by Western, SMB or BKLA as a result of the Merger.

          3. Except to the extent of any cash received in lieu of a fractional share interest in Western Common Stock, no gain or loss will be recognized by shareholders of BKLA Common Stock who exchange their BKLA Common Stock for Western Common Stock pursuant to the Merger.

The tax consequences described above may not be applicable to BKLA stockholders that acquired the stock of BKLA pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold BKLA stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions, persons required to use a mark-to-market method of accounting with respect to shares of BKLA Common
Stock or foreign persons.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                             Very truly yours,

                                             /s/ Sullivan & Cromwell